Exhibit 23

        CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors and Stockholders
First South Bancorp, Inc. and Subsidiary
Spartanburg, South Carolina


We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-128522), of First South Bancorp, Inc. and Subsidiary of our report dated March 26, 2008, related to the audits of the consolidated financial statements of First South Bancorp, Inc. and Subsidiary at December 31, 2007 and 2006, and for each of the years in the two year period ended December 31, 2007, which are included in the December 31, 2007 Annual Report on Form 10-K of First South Bancorp, Inc.

/s/ Cherry, Bekaert & Holland, L.L.P.


Charlotte, North Carolina
March 26, 2008